EX-35.8
(logo) LaSalle Global Trust Services


Annual Statement of Compliance

VIA: EMAIL

Greenwich Capital Commercial Funding Corp.
600 Steamboat Road
Greenwich, Connecticut 06830


Re: Greenwich Capital Commercial Funding Corp., Commercial Mortgage Trust 2007-GG11, Commercial Mortgage Pass-Through Certificates, Series 2007-GG11

Reference is made to the Pooling and Servicing Agreement, dated as of October 1, 2007 (the "Agreement"), among Greenwich Capital Commercial Funding Corp., as Depositor, Wachovia Bank, National Association, as Master Servicer, LNR Partners, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee.

I, James A. Jendra, a Senior Vice President of Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Trustee hereby certify that:

(1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year.


Date: 3/25/09

Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Trustee

/s/ James A. Jendra
James A. Jendra
Senior Vice President
Americas Executive


Tel: 312.904.1671
IL4-135-17-16
135 S. LaSalle St, Chicago, IL 60603